Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS 22% REVENUE GROWTH FOR SECOND QUARTER 2013
Fiber Laser Adoption Drives 26% Surge Year-Over-Year in Materials Processing Sales
OXFORD, Mass. – July 30, 2013 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the second quarter ended June 30, 2013.

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions, except per share data)	2013	2012	% Change	2013	2012	% Change
Revenue	$168.2	$137.9	22%	$310.0	$261.1	19%
Gross margin	53.5%	54.3%		53.4%	55.0%
Operating income	$59.9	$56.4	6%	$109.5	$101.6	8%
Operating margin	35.6%	40.9%		35.3%	38.9%
Net income attributable to IPG Photonics Corporation	$41.7	$37.7	11%	$76.8	$67.7	14%
Earnings per diluted share	$0.80	$0.72	11%	$1.47	$1.34	10%
Management Comments
“Strong demand for IPG's high-power lasers for materials processing applications, particularly in Asia and the U.S., drove a 22% year-over-year sales increase during the second quarter,” said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. “Gross margins of 53.5% were within our target range and net income increased 11%. The strong revenue growth during the quarter further demonstrates the increasing adoption rate of fiber laser technologies for various applications. Excluding foreign exchange rate gains, operating income grew by 12.6%. While this was lower than the growth in revenue, it reflects our investment in operating expenses to support IPG's future growth.”
“Materials processing sales grew by 26% and accounted for approximately 94% of total sales,” said Dr. Gapontsev. “We continue to penetrate major OEMs and are gaining market share from conventional lasers for cutting and welding applications. High-power laser sales were up 38% year over year, driven by automotive and general manufacturing applications. Medium power lasers benefited from strong sales for welding and cutting of thinner materials, primarily for consumer electronics, resulting in 41% growth. We more than doubled our unit sales for QCW lasers during the quarter.”
“Geographically, sales grew quarter over quarter across most regions,” said Dr. Gapontsev. “China and Turkey led the Asian region, primarily with cutting OEMs, and the U.S. also experienced strong sales. Weak automotive sales in Germany slightly offset our otherwise solid growth in Europe.”
“During the second quarter, IPG generated $35.3 million in cash from operations and used $16.5 million to finance capital expenditures. We ended the quarter with $369.5 million in cash and cash equivalents,” Dr. Gapontsev said.

Business Outlook and Financial Guidance
“We continue to see solid demand in most of our end markets and we maintain a strong technological advantage over our competition,” said Dr. Gapontsev. “Order flow in Q2 was strong and the book-to-bill ratio substantially exceeded 1. We continue to make significant investments to support the expected growth of our business, strengthen our competitive position and improve and develop new products to expand our offerings.”
IPG Photonics expects revenue in the range of $165 million to $175 million for the third quarter of 2013. The Company anticipates earnings per diluted share in the range of $0.77 to $0.87 based on 52,385,000 diluted common shares, which includes 51,462,000 basic common shares outstanding and 923,000 potentially dilutive options at June 30, 2013.
As discussed in more detail below, actual results may differ from this guidance due to various factors including, but not limited to, product demand, competition and general economic conditions. This guidance is subject to the risks outlined in the Company's reports with the SEC, and assumes that exchange rates remain at present levels.
Conference Call Reminder
The Company will hold a conference call to review its financial results and business highlights today, July 30, 2013 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the “Investors” section of the Company's website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 709-8155 or (201) 689-8881. Interested parties that are unable to listen to the live call may access an archived version of the webcast, which will be available for approximately one year on IPG's website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, IPG's future growth, solid demand, maintaining a strong technological advantage over IPG's competition, making investments to support the expected growth of IPG's business, strengthen the Company's competitive position and developing new products to expand its product line, and guidance for the third quarter of 2013. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; the Company's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; high levels of fixed costs from IPG's vertical integration; the appropriateness of the Company's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; foreign currency fluctuations; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; building and expanding field service and support operations; inability to manage risks associated with international customers and operations; and other risks identified in the Company's SEC filings. Readers are encouraged to refer to the risk factors described in the Company's Annual Report on Form 10-K (filed with the SEC on February 28, 2013) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands, except per share data)
NET SALES	$168,171	$137,927	$310,023	$261,119
COST OF SALES	78,249	63,017	144,460	117,525
GROSS PROFIT	89,922	74,910	165,563	143,594
OPERATING EXPENSES:
Sales and marketing	6,845	5,854	12,713	10,986
Research and development	10,483	7,229	19,281	14,369
General and administrative	12,829	8,736	24,639	18,685
Gain on foreign exchange	(110)	(3,354)	(591)	(2,068)
Total operating expenses	30,047	18,465	56,042	41,972
OPERATING INCOME	59,875	56,445	109,521	101,622
OTHER (EXPENSE) INCOME, NET:
Interest (expense) income, net	(35)	615	(88)	486
Other expense, net	(239)	(92)	(169)	(1,186)
Total other (expense) income	(274)	523	(257)	(700)
INCOME BEFORE PROVISION FOR INCOME TAXES	59,601	56,968	109,264	100,922
PROVISION FOR INCOME TAXES	(17,881)	(17,119)	(32,417)	(30,525)
NET INCOME	41,720	39,849	76,847	70,397
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	2,107	—	2,740
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$41,720	$37,742	$76,847	$67,657
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$0.81	$0.74	$1.49	$1.37
Diluted	$0.80	$0.72	$1.47	$1.34
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	51,462	50,989	51,435	49,717
Diluted	52,385	52,071	52,357	50,826

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2013	2012	2013	2012
Cost of sales	$806	$567	$1,482	$1,027
Sales and marketing	317	286	601	538
Research and development	482	339	864	642
General and administrative	1,335	1,009	2,525	1,992
Total stock-based compensation	2,940	2,201	5,472	4,199
Tax benefit recognized	(959)	(676)	(1,776)	(1,283)
Net stock-based compensation	$1,981	$1,525	$3,696	$2,916

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS IN COST OF SALES

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2013	2012	2013	2012
Cost of sales
Step-up of inventory (1)	$456	$—	$862	$—
Amortization of intangible assets (2)	180	356	643	962
Total acquisition related costs	$636	$356	$1,505	$962

(1)	Amount relates to Microsystems step-up adjustment on inventory sold during the period

(2)	Amount relates to intangible amortization expense during periods presented including amortization of acquired patents

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2013	2012
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$369,484	$384,053
Accounts receivable, net	114,498	96,630
Inventories	154,093	139,618
Prepaid income taxes and income taxes receivable	16,146	13,071
Prepaid expenses and other current assets	25,942	18,639
Deferred income taxes, net	11,422	12,948
Total current assets	691,585	664,959
DEFERRED INCOME TAXES, NET	3,402	2,107
GOODWILL	455	2,898
INTANGIBLE ASSETS, NET	10,956	7,510
PROPERTY, PLANT AND EQUIPMENT, NET	225,195	210,563
OTHER ASSETS	7,662	7,461
TOTAL	$939,255	$895,498
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$1,822	$2,442
Current portion of long-term debt	1,333	1,505
Accounts payable	18,525	17,783
Accrued expenses and other liabilities	53,450	51,451
Deferred income taxes, net	2,211	9,831
Income taxes payable	17,861	42,443
Total current liabilities	95,202	125,455
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	16,086	13,102
LONG-TERM DEBT, NET OF CURRENT PORTION	12,000	14,014
Total liabilities	123,288	152,571
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 51,518,051 shares issued and outstanding at June 30, 2013; 51,359,247 shares issued and outstanding at December 31, 2012	5	5
Additional paid-in capital	521,044	511,039
Retained earnings	311,824	234,977
Accumulated other comprehensive loss	(16,906)	(3,094)
Total IPG Photonics Corporation stockholders’ equity	815,967	742,927
TOTAL	$939,255	$895,498

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2013	2012
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$76,847	$70,397
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,885	12,358
Provisions for inventory, warranty & bad debt	10,255	8,502
Other	1,956	3,735
Changes in assets and liabilities that (used) provided cash:
Accounts receivable/payable	(18,704)	(11,117)
Inventories	(23,814)	(10,148)
Other	(37,151)	4,728
Net cash provided by operating activities	24,274	78,455
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(34,263)	(35,966)
Proceeds from sales of property, plant and equipment	166	—
Proceeds from short-term investments	—	15,687
Acquisition of businesses	(5,555)	—
Other	407	(39)
Net cash used in investing activities	(39,245)	(20,318)
CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	(620)	(2,743)
Principal payments on long-term borrowings	(2,186)	(1,476)
Purchase of noncontrolling interests	—	(700)
Purchase of redeemable noncontrolling interests	—	(55,400)
Tax benefits from exercise of employee stock options	2,356	1,095
Exercise of employee stock options and issuances under employee stock purchase plan	2,177	2,249
Proceeds from follow-on public offering, net of offering expenses	—	168,022
Net cash provided by financing activities	1,727	111,047
EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(1,325)	(3,840)
NET INCREASE IN CASH AND CASH EQUIVALENTS	(14,569)	165,344
CASH AND CASH EQUIVALENTS — Beginning of period	384,053	180,234
CASH AND CASH EQUIVALENTS — End of period	$369,484	$345,578
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$165	$411
Cash paid for income taxes	$61,308	$14,446